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                                                                    EXHIBIT 1.02


Letter of Engagement



between


Centaur Pharmaceuticals Inc
having its business offices at
484 Oakmead Parkway
Sunnyvale
CA 94086

hereinafter called "Company"


on the one side



and



Bank Vontobel AG
having its registered offices at
Bahnhofstrasse 3, 8001 Zurich, Switzerland

hereinafter called, together with its affiliates, "Bank Vontobel".


on the other side.
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Centaur Pharmaceuticals Inc, Letter of Engagement                             2
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Preamble

Centaur Pharmaceuticals Inc, Sunnyvale, CA, ("Company") is planning 1) a private placement of common shares in the first quarter of 2000 (the "Mezzanine Financing") and 2) an initial public offering and the listing of common shares of the Company as soon as possible thereafter in 2000 (the "IPO").

The Mezzanine Financing is intended to consist of a primary offering of shares only and, in Europe, it shall be conducted substantially on the basis of a private placement. The IPO is intended to consist of a primary offering of newly issued shares of the Company and, subject to further discussion and subject to market conditions at the time of the offering, a secondary offering of shares by certain shareholders of the Company ("Selling Shareholders"). The Mezzanine Financing and the IPO are hereinafter each called an "Offering" and together called the "Offerings".



1.  The Engagement

You hereby appoint Bank Vontobel AG (together with its affiliates "Bank Vontobel" or the "Global Co-ordinator") as Global Co-ordinator of the Offerings and financial advisor (the "Engagement").

     The Global Co-ordinator's services in connection with the Engagement include, to the extent required:

(i) advice on the arrangement of the structure, timing and organisation of each of the Offerings;

(ii) selecting and inviting the other syndicate members in conjunction with you and conducting all communication with syndicate members;

(iii) advice on the restructuring of the Company, including an adequate capital structure;

(iv) assisting, in conjunction with legal advisers, in the preparation of the documentation required for each of the Offerings;

(v) co-ordination in conjunction with you of the involvement of the other advisers assisting in the Engagement;

(vi)   the valuation of the Company;

(vii) advice on and co-ordination of the marketing of the Company's shares and their likely valuation in the public markets;

(viii) publication of a research report and co-ordination of the publication of
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       research by other syndicate members, if any;

(ix) arranging and hosting a series of roadshows and one-on-one meetings to present the Company to potential investors;

(x) implementation of the Offerings including acting as Global Co-ordinator and Global Bookrunner with the goal to ensure an optimal placement at a price satisfactory to the Company and its Selling Shareholders;

(xi)   advice on the adequacy of price range, placing price and volume;

(xii) advice and assistance relating to listing the Company's shares on the SWX New Market, on Nasdaq (together with a US-Lead Manager to be defined for the IPO) or any other stock exchange agreed between Bank Vontobel and the Company; and

(xiii) such other advice and assistance as may be required in connection with the Offering or otherwise related to the Engagement.

     The Offerings will be subject to the execution of a purchase or underwriting agreement containing customary provisions for transactions of this nature.



2.  Commissions, Fees and Expenses

Commissions

   You agree to pay total commissions of 5.5% of the gross proceeds of each of the Offerings. These will include a praecipuum of 1.5% payable to the Global Co-ordinator. The balance of 4.0% will be distributed among syndicate members and broken down into management fee (20%), underwriting fee (20%) and selling concession (60%).

Break-up Fee

   If the Engagement is terminated by the Company for any reason prior to the signing of the underwriting agreement for the IPO, then the Company will pay to Bank Vontobel a Break-up Fee of US$ 250,000.

   If the Engagement is terminated by the Company or by Bank Vontobel for any reason (including a termination by the Global Co-ordinator for new-issue market related reasons), the Company is required to reimburse Bank Vontobel fully including for costs and expenses of external advisers.

   Any such Cost Reimbursement (excluding VAT) will be offset against any Trade Sale Fee which may become payable pursuant to the following paragraph.
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Trade Sale Fee

   If there is an Acquisition (as defined below) of the Company before the signing of the underwriting agreement for the IPO or within six months after the termination of this Engagement (whichever is earlier) then the Company will pay to the Global Co-ordinator a fee (the "Trade-Sale Fee") of 1.5 % of the Consideration. An Acquisition shall mean one transaction or a series of related transactions in which the Company's shareholders prior to the transaction own less than a majority of the surviving corporation immediately after the transaction, or a sale of substantially all of the Company's assets.

   In case of such Acquisition, the Company will engage Bank Vontobel as its investment bank and its M&A adviser. Terms and conditions of such engagement are subject to mutual agreement and will be defined in a respective letter of engagement.

   For the purpose of the preceding paragraph, "Consideration" means the total amount actually received for the shares or assets sold, less the amount of any liabilities assumed or to be satisfied by the buyer. If the aggregate Consideration is increased by any future payment the Trade-Sale Fee will be increased accordingly and the additional amount will be calculated and paid when the future payment fall due. If the Consideration includes securities, the value of that element will be their fair market value on the closing of the Trade Sale; if the securities are publicly traded, the value will be determined by the average of the published prices on the five dealing days prior to the closing of the trade sale; debt instruments will be valued at their face amount.

   Notwithstanding the foregoing, if a minority stake of the Company is sold (in order to better support the anticipated IPO and in agreement with the Global Co-ordinator) and the IPO is completed as proposed, then there shall be no Trade-Sale Fee.


Expenses

   The Company will on request and whether or not the Offerings are completed, reimburse Bank Vontobel

   a) in case of the case of the Mezzanine Financing fully for the fees and disbursements incurred in connection with the Engagement by the external advisers engaged by the Global Co-ordinator, and

   b) in case of the IPO with an amount of up to CHF 600,000 for the Bank's out-of-pocket expenses, travel expenses, research and PR-costs in connection with roadshows and for the fees and disbursements incurred in connection with the Engagement by the external advisers engaged by the Global Co-ordinator.
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   In addition, the Company will pay its own fees and expenses for legal, SEC-
   filing and other matters, the costs for audit work, PR-expenses as well as presentations to investors and publication and printing costs (including share certificates, the international and the U.S. offering circular(s) and Swiss listing prospectus).

VAT and other Taxes

     All commissions, fees, reimbursements of expenses and other sums payable to us hereunder are subject to the addition of any applicable value added taxes ("VAT"). In addition, if you are obliged to make any deduction or withholding in respect of such fees, reimbursement or other sums on account of any tax of any nature, the amount payable to the Global Co-ordinator shall be grossed up to the extent necessary to ensure that after such deduction the amount otherwise payable remains unchanged.



3.   Indemnity

     In connection with the Engagement:

(a) you will not make any claim against the Global Co-ordinator or any of its directors, officers, employees, representatives or agents ("Indemnified Persons") to recover any loss or damage which you may suffer by reason of or arising out of anything done or omitted by the Indemnified Persons, unless the loss or damage arises from the gross negligence or wilful misconduct of any of the Indemnified Persons;

(b) you undertake with the Global Co-ordinator (for itself and as trustee for each of the other Indemnified Persons) to indemnify and hold harmless the Indemnified Persons against all losses, liabilities, costs, actions, claims or demands which may be incurred or brought or made against any of the Indemnified Persons, in each case deriving from the Engagement ("Claims"), unless the Claim arises from the gross negligence or wilful misconduct of any of the Indemnified Persons.

     It is understood between the parties that the indemnification provision contained herein shall not prejudice the terms of the indemnification provision to be contained in the underwriting agreement which will be negotiated between the parties after completion of legal, financial, accounting and business due diligence.


4.   Information and Conduct
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     You undertake to the Global Co-ordinator that:

(a) the Company will promptly provide Bank Vontobel with all information relevant to the Offerings and will keep us fully up-to-date with all developments, discussions or other factors that may be relevant to the Offerings. The Global Co-ordinator may rely on the accuracy and completeness of all such information without independent verification;

(b) in relation to any public document which may be issued in connection with the Offerings, all statements of fact contained in it will be true, complete and accurate and not misleading, your or your directors' opinions, intentions and expectations contained in it will be honestly held and reasonably based, and no fact will be omitted which would make any statement misleading in any material respect; and

(c) the Company will, and will procure that your directors, employees and representatives or agents will, comply with all laws and regulations that are applicable in connection with the Offerings and will use your best endeavours to obtain any necessary approvals and consents required to enter into or complete the Offering.

     Any advice given by the Global Co-ordinator is only to be used and relied on by you. That advice, the Engagement(including the existence and scope of this Letter of Engagement) and any matters relating to the services provided by the Global Co-ordinator hereunder must not be disclosed or referred to without the Global Co-ordinator's prior written consent.

In connection with the contemplated IPO, the Company will in any event (including a listing of the Company's shares on a non- U.S.-exchange,

 .  become a reporting company under the Securities and Exchange Act of 1934,

 .  agree to comply with the referenced NASD regulations,

 . enter into a Listing Agreement with the Swiss Exchange in the form previously agreed with the Swiss Exchange and Bank Vontobel, if applicable,

 . agree to the limitations on its ability to sell shares for two years from the IPO assuming that a minimum of US$ 40 million is raised by the Company in the IPO, except

     a) pursuant to the exercise of currently outstanding options and warrants and conversion of currently outstanding convertible securities,

     b) pursuant to the exercise of options granted, or the purchase of shares under the Incentive Plans, Director Plans or Purchase Plans
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     c)  in connection with any acquisition of a company, technology or product, or any research, development, manufacturing collaboration, or any other transaction where the primary consideration for the issuance of shares is other than cash, or up to 100,000 shares for miscellaneous purposes, unless

     . the issuance is approved by Bank Vontobel, such approval not to be unreasonably withheld

     . the issuance is approved by a majority of the stockholders present, in person or by proxy, at a stockholder meeting at which a quorum is present, or by the written consent of holders of a majority of the Company's outstanding common stock

     . our common stock is then listed, or designated to be listed on notice of issuance, on the Nasdaq, the SWX New Market or the German Neuer Market, or

     . the stockholders are provided with the right to purchase their pro rata share of the issuance.

 . until December 31, 2000, not undertake any other financing whose primary purpose is to raise capital, unless Vontobel is the lead underwriter/placement agent for such financing, or Vontobel otherwise approves. Bank Vontobel acknowledges that this agreement shall not limit nor relate in any way to the Company's ability to (i) raise money in connection with corporate partnerships and other transactions in which a significant component of the transaction is other than raising money in exchange for equity, (ii) enter into merger and acquisition activities or (iii) take such action as it deems appropriate to raise funds if in the good faith judgement of Centaur's Board of Directors, such funds are needed by the Company and it does not appear reasonably likely, after good faith discussions with Vontobel, that Vontobel will be able to raise such funds on terms approximately as favorable as Centaur could otherwise raise such funds.


All officers, directors and major stockholders shall agree to a minimum 6 months lock-up. A listing on the SWX New Market would, without exception, require a 6
months lock-up for all Shareholders and the Company.   Vontobel shall provide
support to the Company for obtaining the agreement for such lock-up of all European investors in the Company's 1998 offering.

5. Conflicts of Interest
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     You should be aware that the Global Co-ordinator is engaged in a range of investment business and other services. Accordingly, the Global Co-ordinator may have other clients operating in the same or similar business sectors as yourselves whose interests might be regarded as conflicting with your interests and, by reason of law, regulatory rules or duties of confidentiality, it may not be possible to disclose these interests to you.

     However, in the context of this Engagement, we confirm that we are not aware of the existence of any such conflicts. If we do subsequently so become aware we will, to the extent permitted by applicable law, regulatory rules or duties of confidentially, promptly notify you thereof and agree with you appropriate steps to safeguard the Company's interests.


6.   Early Termination

     The Global Co-ordinator and the Company may terminate the Engagement for any reason by giving the other not less than 10 days' prior written notice. Any such termination will be without prejudice to any accrued rights to the date of termination (including but not limited to cost reimbursement, fees and expenses payable pursuant to paragraph 2), and paragraph 3 and paragraph 4 (relating to the confidentiality provisions only) of this letter will remain in full force and effect following termination.


7.   Miscellaneous

(a) The Global Co-ordinator may disclose any information received from or relating to you or which is relevant for the Offerings to other members within its group and its advisers as it deems appropriate subject to an agreement by the person or persons receiving such information to comply with applicable confidentiality requirements. The Global Co-ordinator may disclose such information if it is required to do so by law or any regulatory authority.

(b) We may advertise our services to you in newspapers and journals if a copy of the advertisement is first approved by you.

(c)  References herein to "you" are to the Company.

(d) This letter sets out the entire agreement and understanding between the Global Co-ordinator and you in connection with the Engagement, and may not be amended or modified, except upon mutual agreement and in written form.
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(e)  If any provision of this letter is or becomes invalid that the validity of the remaining provisions shall not be affected thereby. The invalid provisions shall be replaced by a provision which reflects the intent and purpose of this letter.

(f) This letter is governed by and will be construed in accordance with the laws of Switzerland and you irrevocably submit to the exclusive jurisdiction of the City of Zurich to settle any dispute that may arise.


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Zurich/Sunnyvale, January 31, 2000


For:  Bank Vontobel AG

       /s/ Hans-Peter Bachmann                        /s/ Barbara Heller
--------------------------------                    ---------------------------
      By:  Hans-Peter Bachmann                        By: Barbara Heller


AGREED:

For:  Centaur Pharmaceuticals Inc


       /s/ Steinar J. Engelsen                          /s/ Lucy O. Day
      ------------------------                        -------------------
      By:  Steinar J. Engelsen                        By:   Lucy O. Day